UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report: August 3, 2006
Date of earliest event reported: July 28, 2006

PFIZER INC.
(Exact name of registrant as specified in its charter)

Delaware	1-3619	13-5315170
(State or other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
235 East 42nd Street New York, New York (Address of principal executive offices)
10017 (Zip Code)

Registrant's telephone number, including area code:

(212) 573-2323

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 28, 2006, the Board of Directors of Pfizer Inc. (“Pfizer” or the “Company”) named Jeffrey B. Kindler Pfizer’s Chief Executive Officer effective July 31, 2006. He succeeds Henry A. McKinnell, who will remain Pfizer’s Chairman of the Board of Directors (the “Board”) until February 28, 2007, at which time Dr. McKinnell will retire from the Board. Mr. Kindler has been elected to the Board effective July 31, 2006. A copy of the press release announcing the change in the Chief Executive Officer position is attached hereto as Exhibit 99 and is incorporated herein by reference.

On July 28, 2006, the Compensation Committee of the Board approved new compensation arrangements for Mr. Kindler. In connection with Mr. Kindler’s promotion to Chief Executive Officer, his base salary was increased from $947,500 to $1,350,000 and his target annual bonus under the Company’s Executive Annual Incentive Plan was increased from 65% to 150% of base salary. The Compensation Committee also approved the grant to Mr. Kindler of an option to purchase 500,000 shares of Pfizer common stock under Pfizer’s 2004 Stock Plan at an exercise price of $26.29 per share, the fair market value of the Pfizer common stock on July 31, 2006. (Special grants are typically granted at the end of the month of approval with an exercise price set at the average of the highest and lowest trading price on the date of grant.) The option will become exercisable upon the fifth anniversary of the date of grant, provided, however, that the option may not be exercised unless and until the average closing price of Pfizer common stock for 20 consecutive trading days exceeds 150% of the exercise price. In addition, the Compensation Committee determined that any amount earned under any currently outstanding performance-contingent share and performance-share awards held by Mr. Kindler would be settled through an award of restricted stock units if the Company’s actual total shareholder return achieved with respect to such award is less than the median total shareholder return of the Company’s pharmaceutical peer group. The restricted stock units will vest and become payable in shares of Pfizer common stock if and when the Company’s three year total shareholder return based on the rolling average over a three calendar year period (current calendar year plus two prior calendar years) exceeds the median for the pharmaceutical peer group which is described in Pfizer’s Definitive Proxy Statement filed on March 6, 2006. Upon his retirement or other termination of employment, any unvested restricted stock units will be forfeited. Mr. Kindler and his spouse and dependent children will be required to use aircraft provided by the Company for air travel for security reasons.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On July 28, 2006, the Board named Jeffrey B. Kindler Pfizer’s Chief Executive Officer effective July 31, 2006. Mr. Kindler succeeds Henry A. McKinnell as Chief Executive Officer. Dr. McKinnell will continue to serve as Pfizer’s Chairman of the Board until February 28, 2007.

On July 28, 2006, Mr. Kindler was appointed to the Board effective July 31, 2006. Mr. Kindler was also named Chairman of the Executive Committee of the Board.

Biographical and Other Information Regarding Mr. Kindler
Mr. Kindler, 51, joined Pfizer in 2002 as senior vice president and general counsel. He became executive vice president and general counsel in 2004 and vice chairman and general counsel in 2005, leading both the legal and corporate affairs divisions. Prior to joining Pfizer, Mr. Kindler served as chairman and chief executive officer of Boston Market Corporation, owned by McDonald’s, and president of Partner Brands, also owned by McDonald’s. He was executive vice president, corporate relations and general counsel of McDonald’s from 1997 to 2001, and from 1996 to 1997 served as that company’s senior vice president and general counsel.

Prior to McDonald’s, Mr. Kindler was vice president and senior counsel for litigation and legal policy for General Electric. A former partner at the Washington law firm of Williams & Connolly, Mr. Kindler also served as a law clerk to U.S. Supreme Court Justice William J. Brennan, Jr. and to Judge David L. Bazelon of the U.S. Court of Appeals for the D.C. Circuit. He also worked at the Federal Communications Commission. Mr. Kindler earned his B.A. degree, summa cum laude, from Tufts University in 1977 and J.D. degree, magna cum laude, from Harvard Law School in 1980, where he served as an editor of the Harvard Law Review.

The material terms of the compensatory arrangements with Mr. Kindler are described in Item 1.01 of this Form 8-K and are incorporated herein by reference.

Departure of Dr. McKinnell
The Company is currently negotiating the definitive terms of Dr. McKinnell’s departure as a principal officer. The Company currently expects that any amounts and benefits payable to Dr. McKinnell as a result of such negotiations will not exceed the amounts and benefits he would be entitled to receive under his employment agreement as if he were terminated without cause as of February 28, 2007. The Company is in the process of reviewing and quantifying such amounts and benefits. The material terms of Dr. McKinnell’s employment agreement are described in Pfizer’s Definitive Proxy Statement filed on March 16, 2006 and such description is incorporated herein by reference. The Company will disclose the definitive terms of Dr. McKinnell’s departure as principal officer in a subsequent filing on Form 8-K.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits
Exhibit 99	Press Release of Pfizer Inc., dated July 28, 2006

SIGNATURE

Under the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the authorized undersigned.

PFIZER INC.

By: /s/ Margaret M. Foran Margaret M. Foran
Title: Senior Vice President-Corporate Governance, Associate General Counsel and Corporate Secretary
Dated: August 3, 2006

EXHIBIT INDEX

Exhibit No.	Description

99	Press Release of Pfizer Inc., dated July 28, 2006.